Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (“Agreement”), is made by and between CardioNet, Inc. (“CardioNet”) and Biotel, Inc. (“Biotel”), with both parties being referred to collectively as the “Settling Parties.”

WHEREAS, the Settling Parties previously entered into a merger agreement, dated as of April 1, 2009 (“Prior Agreement”); and

WHEREAS, the merger contemplated by the Prior Agreement has not been consummated, and as a result, Biotel filed a Complaint and Jury Demand in the United States District Court for the District of Minnesota, Case No. 09-cv-02013-DSD-JJK (the “Lawsuit”); and

WHEREAS, the Settling Parties desire to resolve all claims, disputes, and differences between and among them regarding the subject matter of the Lawsuit by entering into this Agreement, pursuant to which the Settling Parties agree, among other things: (i) to terminate the Prior Agreement; (ii) to settle the Lawsuit with respect thereto; and, (iii) to enter into a Merger Agreement by and among Parent (CardioNet) and Target (Biotel) (hereinafter “Merger Agreement”) dated as of the date of this Agreement.  Unless otherwise noted, all capitalized terms carry the meaning or definition as stated in the Merger Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Settling Parties hereby agree as follows:

1.             Release and Waiver of Claims.  The Settling Parties agree to release, discharge and forever acquit to the greatest extent allowed by law the other Party from any and all actions, claims, demands and causes of action or suits at law or in equity, past, present or future, of any kind, character and description, and for any form of relief, including claims for damages, injunctive relief, attorneys’ fees, costs, and expenses, that many now exist or hereafter accrue, whether known or unknown, vested or contingent, direct or indirect, arising out of, relating to, or in connection with the Prior Agreement dated April 1, 2009, any and all amendments thereto, and related agreements, including, but not limited to, all claims which were or could have been asserted in the Lawsuit.  This mutual release and waiver of claims shall inure to the benefit of and be binding upon the Settling Parties and their subsidiaries and affiliates, shareholders, directors, managers, officers, employees, agents, insurers, predecessors, successors and assigns.  This mutual release and waiver of claims shall become effective as of the earlier of:

(a)  the Closing Date,

(b)  the termination of the Merger Agreement pursuant to section 7.1(a) or 7.1(f)  thereof,

(c)  the termination of the Merger Agreement pursuant to section 7.1(g) thereof, but only if the basis for such termination is Biotel’s breach or failure to perform in a material respect the covenants or other agreements contained in Article 5 of the Merger Agreement, or

(d)  the Company, within 12 months after termination of the Merger Agreement, entering into a definitive agreement to consummate, or consummating, a transaction contemplated by any Alternative Proposal,

(the date of the earliest of the foregoing, the “Effective Release Date”).

2.             Dismissal of Lawsuit.  The Settling Parties, by their respective counsel, shall, on the Effective Release Date, execute, deliver and cause to be filed in the Court in which the Lawsuit is pending a stipulation of dismissal with prejudice and without costs in the form attached as Exhibit 1 to this Agreement.  Each of the Settling Parties shall bear its own costs and expenses relating to the dismissal of the Lawsuit, and the negotiation, preparation and execution of this Agreement.  The Settling Parties shall each bear its own attorney’s fees.

3.             Joint Defense of LifeWatch Patent Suit.  In view of the common interests of the Settling Parties, the Settling Parties agree that, from the date of this Agreement until the Effective Release Date, they shall enter into a joint defense agreement and jointly defend against the lawsuit filed in the United States District Court for the Northern District of Illinois by LifeWatch Services, Inc. and Card Guard Scientific Survival Limited against Braemar, Inc., a Biotel subsidiary, Case No. 1:09-cv-06001 (the “LifeWatch Patent Suit”).  As part of the joint defense, Biotel agrees that it will require, to the extent practical given confidentiality and other obligations, Braemar to consult with CardioNet on significant case decisions, including pleadings, motions, stipulations, or other filings and before serving any papers on opposing counsel or third parties, including discovery requests and responses, subpoenas, expert reports, motions, claim construction papers, contentions, or other papers.  Prior to the Effective Release Date Braemar shall not, however, be required to obtain the approval of CardioNet on such decisions (except as required by section 5.1(b)(xviii) of the Merger Agreement); however, Braemar shall take all reasonable steps to protect and preserve CardioNet’s prospective interests and rights in the lawsuit.  To the extent possible given confidentiality obligations, Biotel agrees that it will require Braemar to provide to CardioNet copies of all such court filings and papers served by LifeWatch or Card Guard.  Each of the Settling Parties shall bear its own fees and expenses in connection with the joint defense.  The Settling Parties further agree that this agreement does not create any attorney-client relationship between counsel for one Settling Party and the other Settling Party or its subsidiary.  This joint defense will expire upon the earlier of the date of expiration of the Merger Agreement, March 31, 2011, or the Effective Release Date.

4.             Stay of Lawsuit.  In light of the transactions contemplated by the Merger Agreement, the Settling Parties hereby agree that, as soon as practicable following the date of this Agreement, each of CardioNet and Biotel will file with the United States District Court for the District of Minnesota a request to stay the Lawsuit until the earlier to occur of (i) the termination of the Merger Agreement or (ii) March 31, 2011.

5.             Effective Date.  This Agreement shall become effective upon its execution by both Settling Parties and upon execution of the Merger Agreement, to which this Agreement is an exhibit.

6.             No Reliance on Third Party Statements.  Each of the Settling Parties hereby acknowledges that it has not relied on any statement, representation, inducement, or promise of any other party (or any officer, agent, employee, representative, or attorney for any other party) in executing this Agreement, or making the settlement provided for herein, except as expressly stated in this Agreement.

7.             Representations of the Settling Parties.  Each of the Settling Parties represents and warrants that it has read this Agreement, knows and understands the full content of this Agreement, is voluntarily entering into this Agreement upon the advice of its attorneys, and the individual executing this Agreement on such Settling Party’s behalf has the authority to execute this Agreement and bind the Settling Party on behalf of which such individual executes this Agreement.

8.             Confidentiality.  The terms and conditions of, and negotiations leading to, (but not the fact of) this Agreement shall be treated as confidential, and shall not be disclosed to any third party, provided however, that the Settling Parties shall be permitted to disclose this Agreement and its provisions: (1) pursuant to court order; (2) to their attorneys, or accountants; (3) as may be necessary to comply with reporting or disclosure requirements of any governmental or regulatory body or agency; or (4) to obtain legal, tax or accounting advice, or pursuant to the terms of an applicable insurance policy.  Further disclosure of any such information which is not already publicly available shall be made only upon written consent of the parties or upon order or process of a court of competent jurisdiction. In addition, the Settling Parties shall not disclose to any other person any information or discussions exchanged between the parties regarding the terms and conditions of this Agreement and further shall maintain as confidential all communications, discussions, and information regarding the Disputes and the Lawsuit (except that which is already publicly available).  Should either Party violate this provision, it agrees to indemnify and hold the other Party harmless from all resulting expenses, legal fees, and damages incurred to enforce this Agreement or this provision.

9.             Severability.  If any provision of this Agreement is deemed by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective, provided that such remaining provisions do not increase the obligations or liabilities of the Settling Parties.

10.          Counterparts; Headings.   This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument. Paragraph headings used in this Agreement are provided for convenience only and shall not be deemed to constitute a part hereof.

11.          Entire Agreement; Amendment; Waiver.  This Agreement, together with the recitals, Exhibit 1 referenced herein, and the Merger Agreement, is the entire agreement between the Settling Parties, supersedes and replaces any prior oral or written communications, representations, or understandings concerning the terms of this Agreement.  It may be modified only by an instrument in writing executed by the parties hereto.  No omission or delay of any party in exercising any right under this Agreement shall constitute or operate as a waiver of that or any other right.  The recitals set forth on page 1 are incorporated into the terms and conditions of this Agreement.

12.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Settling Parties.

13.          Governing Law.  This Agreement shall be governed by Minnesota law.  The rule of construction that any ambiguities herein are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                14.          District Court Jurisdiction.  The United States District Court for the District of Minnesota shall retain jurisdiction to hear and resolve any and all disputes which arise from or relate to this Agreement.

WHEREFORE, each of the Settling Parties has caused this Agreement to be duly executed on the dates set forth below.

CARDIONET, INC.			BIOTEL, INC.

By:	/s/ Heather Getz		By:	/s/ B. Steven Springrose

	Name:	Heather Getz		Name:	B. Steven Springrose

	Title:	SVP & CFO		Title:	President & CEO

Date:	11/5/10		Date:	11/5/10

EXHIBIT 1

STIPULATION OF DISMISSAL WITH PREJUDICE

UNITED STATES DISTRICT COURT
DISTRICT OF MINNESOTA

Biotel, Inc.,	Civil File No. 09-cv-02013 (DSD-JJK)

Plaintiff,

v.	STIPULATION OF DISMISSAL WITH PREJUDICE
CardioNet, Inc.,

Defendant.

The parties above-named, by and through their undersigned counsel, hereby stipulate to dismissal of the above-captioned matter with prejudice.  Each party shall bear its own costs and attorneys fees.

Dated: October __, 2010	GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.

By
Michael R. Cunningham (#20424) Dean C. Eyler (#267491) Sitso W. Bedaiko (#0389073)
500 IDS Center 80 S. Eighth Street Minneapolis, MN 55402-3796 Telephone: (612) 632-3000

Attorneys for Plaintiff Biotel, Inc.
Dated: October __, 2010	DORSEY & WHITNEY LLP

By
Steven J. Wells #0163508 wells.steve@dorsey.com Heather M. McCann #0386881 mccann.heather@dorsey.com Britta Schnoor Loftus #0388020 loftus.britta@dorsey.com
50 South Sixth Street, Suite 1500 Minneapolis, MN 55402-1498 Telephone: (612) 340-2600

Attorneys for Defendant CardioNet, Inc.